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                                                                     EXHIBIT 8.4

                   [OSLER, HOSKIN & HARCOURT LLP LETTERHEAD]

                                October 30, 2000

The Seagram Company Ltd.
c/o Joseph E. Seagram & Sons, Inc.
375 Park Avenue
New York, New York 10152

Ladies and Gentlemen:

     We have acted as special counsel to The Seagram Company Ltd. ("Seagram"), a corporation formed under the laws of Canada, in connection with the proposed Plan of Arrangement under Section 192 of the Canada Business Corporations Act to be effected pursuant to the Merger Agreement dated June 19, 2000 (the "Merger Agreement") among Vivendi, a French societe anonyme, Canal Plus, a French societe anonyme, Sofiee (to be renamed Vivendi Universal), a French societe anonyme, 3744531 Canada Inc., a corporation existing under the laws of Canada, and Seagram. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. This opinion is being delivered in connection with, and as an exhibit to, the Registration Statement on Form F-4 (the "Registration Statement") of Vivendi Universal relating to the proposed Plan of Arrangement to be effected pursuant to the Merger Agreement.

     In acting as counsel to Seagram in connection with the Plan of Arrangement, we have participated in the preparation of the Merger Agreement and related documents, and in the preparation and filing of the Registration Statement. In particular, we have participated in the preparation of the discussion in the Registration Statement set forth in the section entitled "TAX INFORMATION--TAX CONSIDERATIONS FOR SEAGRAM SHAREHOLDERS--Canadian Federal Income Tax Considerations." The discussion contained under that caption, insofar as it relates to the Canadian federal income tax consequences of the Plan of Arrangement to Seagram Shareholders, constitutes our opinion as of the date hereof.

     If the Plan of Arrangement is effected on a factual basis different from that contemplated in the Merger Agreement and the Registration Statement and the officer's certificate referred to below, the opinion expressed herein may be inapplicable. Our opinion is based on the current provisions of the Income Tax Act (Canada) (the "Canadian Tax Act") and the regulations thereunder, the administrative and assessing policies and practices published by the Canada Customs and Revenue Agency prior to today and specific proposals to amend the Canadian Tax Act and regulations thereunder publicly announced by or on behalf of the Canadian Minister of Finance prior to today and a Vivendi officer's certificate with respect to certain matters. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, the opinion expressed herein may become inapplicable.

     We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Plan of Arrangement (or the other transactions contemplated by the Merger Agreement) under any provincial, local or foreign law, or with respect to other areas of Canadian federal income taxation. We do not express any opinion herein concerning any law other than the federal law of Canada.
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The Seagram Company Ltd.                   -2-                  October 30, 2000

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to our firm name therein.

                                          Very truly yours,

                                          /s/ OSLER, HOSKIN & HARCOURT LLP
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                                          OSLER, HOSKIN & HARCOURT LLP